Exhibit 99.1
NxStage Medical Reports Fourth Quarter and Full Year 2007 Results
LAWRENCE, MA, February 12, 2008 — NxStage Medical, Inc. (NASDAQ: NXTM), a leading manufacturer of innovative dialysis products, today announced its financial results for the fourth quarter and year ended December 31, 2007.
Revenues for the fourth quarter of 2007 were $29.9 million, compared to $7.4 million in the fourth quarter of 2006 and $11.6 million in the third quarter of 2007. Revenues for the fourth quarter of 2007 include revenues from the acquisition of Medisystems Corporation beginning as of October 1, 2007. Revenues in the chronic home dialysis market were $9.3 million for the fourth quarter of 2007, compared to $4.6 million in the fourth quarter of 2006 and $8.3 million in the third quarter of 2007. Revenues in the critical care market for the fourth quarter of 2007 were $4.9 million, compared to $2.7 million in the fourth quarter of 2006 and $3.3 million in the third quarter of 2007. Revenues in the in-center market, from the Company’s Medisystems business, were $15.7 million in the fourth quarter of 2007.
Full year 2007 revenues were $60.0 million, including revenues from the Medisystems acquisition in the fourth quarter, a 188% increase compared to $20.8 million for the full year 2006. Full year 2007 revenues in the chronic home dialysis market totaled $29.8 million, a 134% increase compared to $12.7 million for the full year 2006. For the full year 2007, critical care revenues were $14.4 million, a 78% increase compared to $8.1 million for the full year 2006.
At the end of 2007, NxStage was working with 334 dialysis centers to provide home hemodialysis therapy to 2,223 end-stage renal disease (ESRD) patients using the Company’s System One™ portable dialysis machine. This compares to 174 centers and 1,022 patients at the end of the fourth quarter of 2006 and 306 centers and 1,957 patients at the end of the third quarter of 2007. NxStage also continued to expand use of the PureFlow SL™ to a broader customer base and at the end of the fourth quarter 2007, PureFlow penetration reached 70% of all System One machines in the chronic home dialysis market. Expanding penetration of PureFlow among existing and new customers is an important element of NxStage’s ongoing focus to improve margins.
NxStage reported a net loss of $17.4 million, or ($0.47) per share, for the fourth quarter of 2007 compared with a net loss of $10.4 million, or ($0.37) per share, for the fourth quarter of 2006 and $16.1 million, or ($0.54) per share for the third quarter of 2007, reflecting improved gross margins offset by increased spending in sales and marketing in support of the ongoing launch of the System One and increased distribution expenses in the chronic home hemodialysis market. Fourth quarter 2007 net loss includes $3.2 million in charges primarily related to the acquisition of Medisystems that are not expected to recur.
For the full year 2007, the Company’s net loss was $58.4 million, or ($1.86) per share, compared to a net loss of $39.6 million, or ($1.60) per share, in 2006, reflecting improved gross margins offset by increased spending in operating expenses as the Company continues to build its infrastructure to support the business.
Cash, cash equivalents and short term investments as of December 31, 2007 were $34.3 million, compared to $61.8 million at the end of 2006.
“2007 was a transformational year for NxStage. We completed a major, strategic acquisition that dramatically increased the Company’s scale and capabilities. We are now in three dialysis markets: home, critical care and in-center,” said Jeffrey H. Burbank, President & CEO of NxStage Medical. “In our existing business, we formed key supply and distribution agreements and grew our home hemodialysis revenues by 134%. We hope to build on this momentum and continue to lead the development of the home hemodialysis market in 2008.”
Recent Highlights
•	In January 2008, the Company announced that it signed a five-year agreement with DaVita Inc. to continue to supply DaVita’s dialysis centers with MasterGuard and ButtonHole safety needle sets. Safety needles are essential products used to access patients’ blood during the vast majority of chronic dialysis therapy treatments. MasterGuard is the leading product in this market in the United States, and became part of NxStage’s product portfolio through the Company’s acquisition of Medisystems.

•	In November 2007, the Company announced that it entered into a $50 million credit and security agreement from a group of lenders led by Merrill Lynch Capital, for a term of 42 months. The credit facility consists of a $30.0 million term loan and a $20.0 million revolving credit facility. It provides NxStage with additional financial flexibility to support the growing needs of the Company’s commercial operations.

•	In October 2007, NxStage completed its acquisition of Medisystems Corporation and certain affiliated entities for 6.5 million shares of NxStage common stock. The acquisition provides NxStage with increased commercial, operational and financial scale, positioning the Company to maintain its leadership in the developing home hemodialysis market, and gaining the Company a new leadership position in the United States in-center dialysis market.
2008 Guidance
For the first quarter 2008, the Company expects revenue to be in the range of $29 million to $31 million. The Company expects a net loss in the range of $14 million to $15 million or ($0.38) to ($0.41) per share, including estimated non-cash stock-based stock compensation charges of $1.4 million to $1.5 million. The Company expects to add 300 to 375 additional net patients and 20 to 30 new centers offering therapy with the NxStage System One during the first quarter.
For the full year 2008, NxStage expects revenue to be in the range of $130 million to $140 million. The Company expects a net loss in the range of $52 million to $56 million or ($1.41) to ($1.52) per share for the full year 2008, including estimated non-cash stock-based stock compensation charges of $6.0 million to 7.0 million and amortization of acquisition intangibles of $3.0 million. The Company expects to end the year with 3,700 to 4,100 patients at approximately 420 to 450 centers offering therapy with the NxStage System One.
Conference Call
NxStage will host a conference call at 9:00 a.m. Eastern Time on February 12, 2008 to discuss its fourth quarter and year end 2007 financial results. To listen to the conference call, please dial (888) 713-4214 for domestic callers and (617) 213-4866 for international callers. The passcode is 20821233. A replay of the conference call will be available two hours after the start of the call through February 26, 2008 by dialing 888-286-8010 (domestic) and 617-801-6888 (international), passcode 30075901. An online archive of the conference call will also be available by accessing the Investor Information section of the Company’s website at www.nxstage.com.
About NxStage Medical
NxStage Medical, Inc. (Nasdaq: NXTM) is a medical device company, headquartered in Lawrence, Massachusetts, USA, that develops, manufactures and markets innovative products for the treatment of end-stage renal disease, or ESRD, and acute kidney failure. For more information on NxStage and its products, please visit the Company’s website at http://www.nxstage.com.
Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Examples of these forward-looking statements include statements as to the anticipated demand for home and/or daily hemodialysis products, the anticipated market acceptance and demand for NxStage’s products, including those products recently acquired through the Medisystems acquisition, anticipated increases in the availability of, and market and patient awareness regarding, home hemodialysis, anticipated benefits of the Medisystems acquisition, anticipated reductions in cost of goods sold, anticipated margin improvements, anticipated patient and center numbers, expected PureFlow SL adoption and expectations as to future operating results. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond NxStage’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements, including market acceptance and demand for NxStage’s products, growth in home and/or daily hemodialysis, unanticipated difficulties in achieving operational efficiencies and cost reductions, changes in reimbursement for home and daily hemodialysis, changes in the Company’s historical chronic patient drop and retention rates, changes in the regulatory environment, and certain other factors that may affect future operating results and which are detailed in NxStage’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2006, the Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and the Definitive Proxy Statement filed on September 12, 2007.
In addition, the statements in this press release represent NxStage’s expectations and beliefs as of the date of this press release. NxStage anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while NxStage may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing NxStage’s expectations or beliefs as of any date subsequent to the date of this press release.

NxStage Medical, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)

	Three-months ended		Twelve-months ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues	$29,934	$7,353	$59,964	$20,812
Cost of revenues	29,377	8,640	65,967	26,121

Gross profit (deficit)	557	(1,287)	(6,003)	(5,309)

Operating expenses:
Selling and marketing	6,354	3,742	21,589	14,356
Research and development	2,014	1,690	6,335	6,431
Distribution	4,237	2,257	13,111	7,093
General and administrative	5,206	2,211	13,046	8,704

Total operating expenses	17,811	9,900	54,081	36,584

Loss from operations	(17,254)	(11,187)	(60,084)	(41,893)

Other income (expense):
Interest income	506	962	2,855	3,236
Interest expense	(646)	(186)	(1,167)	(973)

	(140)	776	1,688	2,263

Net loss	$(17,394)	$(10,411)	$(58,396)	$(39,630)

Net loss per share — basic and diluted	$(0.47)	$(0.37)	$(1.86)	$(1.60)

Weighted average shares outstanding, basic and diluted	36,678	27,779	31,426	24,817

NxStage Medical, Inc.
Consolidated Balance Sheets
(amounts in thousands, except per share data)

	December 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$33,245	$49,959
Short-term investments	1,100	11,843
Accounts receivable, net	7,990	4,302
Due from Affiliate	435	—
Inventory	29,965	10,419
Prepaid expenses and other current assets	2,455	1,014

Total current assets	75,190	77,537

Property and equipment, net	12,146	3,026
Field equipment, net	30,885	20,616
Deferred cost of revenues	14,850	140
Intangibles, net	33,801	—
Goodwill	41,457	—
Other assets	2,057	406

Total assets	$210,386	$101,725

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,887	$5,917
Accrued expenses	9,874	4,104
Due to affiliates	2,774	—
Current portion of long-term debt	—	2,800

Total current liabilities	34,535	12,821

Deferred revenue	19,530	229
Long-term debt	25,000	4,617
Other long term obligations	1,604	649

Total liabilities	80,669	18,316

Commitments and contingencies	—	—

Stockholders’ equity:

Common stock: par value $0.001, 100,000,000 shares authorized: 36,771,893 and 27,806,543 shares issued and outstanding as of December 31, 2007 and December 31, 2006, respectively	37	28
Additional paid-in capital	311,172	206,848
Accumulated deficit	(182,036)	(123,640)
Accumulated other comprehensive income	544	173

Total stockholders’ equity	129,717	83,409

Total liabilities and stockholders’ equity	$210,386	$101,725

NxStage Medical, Inc.
Revenue by Market

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Chronic care market	$9,337	$4,607	$29,835	$12,732
Critical care market	4,869	2,746	14,401	8,080
In-center market	15,728	—	15,728	—

Total revenues	$29,934	$7,353	$59,964	$20,812

Business Metrics

	December 31,	September 30,	December 31,
	2007	2007	2006
Chronic patients on therapy	2223	1957	1022

Home dialysis centers with System One	334	306	174
Investor Relations Contact
Stephanie Marks for NxStage
1-888-698-6472
ir@nxstage.com